Exhibit 99.1

      BSD MEDICAL'S CANCER TREATMENT SYSTEMS GET 37% REIMBURSEMENT BOOST

     SALT LAKE CITY, Nov. 15 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today reported that the Centers for Medicare and Medicaid Services (CMS) has announced an approximate 37% increase in the reimbursement rate for all of the CMS codes applicable to the use of BSD cancer treatment systems for hospital outpatient procedures, which constitute the majority usage for BSD's cancer systems. CMS reimbursement rates generally set the standard for the payment schedules used by commercial insurance carriers as well. The new reimbursement rates become effective January 1, 2006. BSD considers this increase in reimbursement a major boom in its ongoing effort to commercialize its cancer therapy systems, increasing the financial incentive for hospitals to adapt to more effective cancer treatment modalities.

     BSD Medical's award-winning cancer treatment systems deliver precision-focused RF/microwave energy within diseased sites in the body to achieve specific elevated temperatures as required by a variety of medical therapies. Although BSD pioneered the use of microwave thermal therapy to treat symptoms associated with the enlargement of the prostate, and is responsible for much of the medical technology that has created a major solution in men's health, BSD's primary focus is in the commercialization of its systems used for the treatment of cancer. Frost and Sullivan recognized BSD Medical's advanced cancer treatment systems with this year's "Technology Innovation of the Year Award" for cancer therapy devices.

     BSD Medical's cancer treatment systems are used to boost the effectiveness of radiation and chemotherapy in addition to directly killing cancer. The results have shown a sharp improvement in tumor remission and survival rates in some cancers. The uses of the therapy are targeted at treatment of solid cancerous tumors. For further information visit the BSD website at www.BSDMedical.com.

     Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, as detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             11/15/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /